PURCHASE AGREEMENT

BY AND AMONG

NGP CAPITAL RESOURCES COMPANY,

GLOBE BG, LLC

AND

GLOBE SPECIALTY METALS, INC.

REGARDING

THE OVERRIDING ROYALTY INTERESTS

Dated as of May 27, 2011

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT is made as of the 27th day of May, 2011 by and among NGP Capital Resources Company, a Maryland corporation (“Seller”), Globe BG, LLC, a Delaware limited liability company (“Purchaser”), and Globe Specialty Metals, Inc., a Delaware corporation (“Purchaser Guarantor”, and together with the Seller and the Purchaser, the “Parties”).  Certain capitalized terms used herein are defined in Article I.

W I T N E S S E T H:

WHEREAS, the Seller owns interests (the “Royalty Interests”) in and to the rights, titles and interests in certain minerals produced and sold from the coal leases (each, a “Lease” and collectively the “Leases”) and other properties described in or referred to in Exhibit A (the “Lands”), all as more particularly provided in the instruments creating the same (the “Original RI Assignments”), each of which Original RI Assignments is attached hereto as Exhibit B;

WHEREAS, pursuant and subject to the terms and conditions of this Agreement, the Purchaser desires to acquire from the Seller, and the Seller desires to sell to the Purchaser, the Royalty Interests;

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, the Purchaser and the Seller hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.  The following terms shall have the following meanings for the purposes of this Agreement:

“2010 Cost of Production” shall have the meaning set forth in Section 5.4(b).

“Additional Payment” shall have the meaning set forth in Section 5.4(a).

“Affiliate” shall mean, with respect to any specified Person, any other Person that, directly or indirectly, controls, is under common control with, or is controlled by, such specified Person. The term “control” as used in the preceding sentence means, with respect to a corporation, the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the shares of such corporation, or the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person.

“Agreement” shall mean this Purchase Agreement, including all Exhibits and Schedules hereto, as it may be amended, modified or supplemented from time to time in accordance with its terms.

“Alden Purchase Agreement” shall mean that certain Membership Interest Purchase Agreement dated as of the date hereof by and among NGP Asset Holdings II, LP and the Purchaser and the other parties thereto relating to the sale of Alden Resources.

“Alden Resources” shall mean Alden Resources LLC, a Delaware limited liability company.

 “Assignment” shall mean the assignment of the Royalty Interests from Seller to Purchaser in a form reasonably satisfactory to the Seller and Purchaser.

“Base Amount” shall equal $4,750,000.

 “Business Day” shall mean any day of the year other than (a) any Saturday or Sunday or (b) any other day on which banks located in New York, New York generally are closed for business.

“Cap” shall have the meaning set forth in Section 8.4(b).

“Claim” shall mean any and all actions, causes of action, choses in action, investigation or notice therefor, defenses, suits, claims or proceedings to recover money or property and demands of any nature whatsoever, whether known or unknown, in law, equity or otherwise, including causes of action arising under state or federal statutes and common law, including fraudulent transfer or conveyance law, relating to commercial tort claims, or relating to directors and officers liability.

“Claims Deductible” shall have the meaning set forth in Section 8.4(a).

“Closing” shall mean the consummation of the transactions contemplated hereby in accordance with Article VI.

“Closing Date” shall mean the date on which the Closing occurs or is to occur.

“Closing Payment” shall mean the Base Amount.

 “Coal” shall mean all coal mined and extracted by Alden Resources, including processed coal, raw coal and fines.

“Coal A” shall mean all Coal that is (i) extracted from any Lease or (ii) purchased by Alden Resources from a third party, in each case that is not the subject of a Partial Disposition.

“Coal B” shall mean Coal that is extracted from any Lease that is the subject of a Partial Disposition where all the Coal that is extracted from such a Lease (i) is purchased by the Purchaser or an Affiliate of Purchaser throughout the Optimal Period or (ii) is processed at the Gatliff prep plant throughout the Optimal Period, such that in each case the quantity of Coal extracted from such Lease during the Optimal Period is determinable with certainty by the Purchaser and the Seller.

“Combined Purchase Price” shall mean the sum of the Royalty Interests Purchase Price (disregarding any adjustment pursuant to Section 8.9 hereof for purposes of this definition), the Gatliff Purchase Price (as defined in the Gatliff Purchase Agreement) (disregarding any adjustment pursuant to Section 9.9 of the Gatliff Purchase Agreement for purposes of this definition) and the Alden Purchase Price (as defined in the Alden Purchase Agreement) (disregarding any adjustment pursuant to Section 9.10 of the Alden Purchase Agreement for purposes of this definition).

 “Consent” shall mean a consent, authorization or approval of a Person, or a filing or registration with a Person.

“Contract” shall mean and include, whether written or oral, a contract, lease, sales order, purchase order, agreement, indenture, mortgage, note, bond or warrant.

“Cost of Production” shall mean the total costs of mining, extracting, purchasing, processing and preparing Coal A for shipment, excluding any allocation of Purchaser’s corporate overhead, interest expense, depreciation, depletion, accretion, outbound transportation expense from the Gatliff prep plant to third parties and amortization, in each case calculated in accordance with GAAP.

“Disposition” shall mean a (a) sale of all or substantially all of the assets of Alden Resources other than to the Purchaser’s Affiliates, (b) transfer of control of Alden Resources, including by a sale, assignment or transfer of 50% or more of the equity of Alden Resources other than to Affiliates of the Purchaser, (c) merger of Alden Resources that results in 50% or more of the equity of the successor entity to such merger being held by Persons other than the Purchaser or its Affiliates or (d) similar reorganization of Alden Resources.

  “Dollars” or numbers preceded by the symbol “$” shall mean amounts in United States Dollars.

“Earn-Out Calculation Base Amount” shall have the meaning set forth in Section 5.4(a).

“Earn-Out Calculation Denominator” shall have the meaning set forth in Section 5.4(a).

“Earn-Out Period” shall have the meaning set forth in Section 5.4(a).

“Earn-Out Threshold” shall have the meaning set forth in Section 5.4(a).

“Enforceability Limitations” shall mean limitations on enforcement and other remedies imposed by or arising under or in connection with applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws affecting creditors’ rights generally from time to time in effect and general principles of equity (including concepts of reasonableness, good faith and fair dealing with respect to those jurisdictions that recognize such concepts).

“Final Adjusted Payment” shall have the meaning set forth in Section 5.4(e).

“Fundamental Representations or Warranties” shall mean those representations and warranties set forth in Article III (except Section 3.4 (Royalty Interests), Section 3.5 (Actions and Proceedings) and Section 3.7 (Taxes)).

  “Gatliff Purchase Agreement” shall mean that certain Membership Interest Purchase Agreement dated as of the date hereof by and among NGPC Asset Holdings II, LP, a Texas limited partnership, and the Purchaser relating to the Gatliff prep plant.

“Governmental Authority” shall mean any federal, state, commonwealth, local or foreign government or subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any federal, state, commonwealth, local or foreign government or subdivision thereof.

  “Indemnified Party” shall mean the Person or Persons entitled to, or claiming a right to, indemnification under Article VIII.

“Indemnifying Party” shall mean the Person or Persons claimed by the Indemnified Party to be obligated to provide indemnification under Article VIII.

“Indemnity Exception” shall mean the demonstration, by a preponderance of the evidence, that a representation and/or warranty made hereunder or pursuant hereto by a Person was intentionally made and known to be materially untrue.

“Independent Accounting Firm” shall mean Deloitte & Touche LLP.

“IRR” shall mean the discount rate  at which the present value of the Purchaser Receipts equals the Purchaser Contributions.

“Land” shall have the meaning set forth in the Preamble.

 “Law” shall mean any law, including common law, statute, regulation, ordinance, rule, order, decree or governmental requirement enacted, promulgated or imposed by any Governmental Authority, including the federal or any state constitution, and applicable as of the date hereof.

“Leases” shall have the meaning set forth in the Preamble.

“Lien” shall mean any lien, mortgage, deed of trust, pledge, security interest, preference, community property interest, easement, covenant, restriction, encroachment, burden, charge or any other encumbrance of any kind.

 “Loss” or “Losses” shall mean any and all losses, liabilities, claims, damages, reasonable costs and reasonable expenses (including reasonable costs and expenses of counsel).

“Maximum Additional Payment” shall have the meaning set forth in Section 5.4(a).

“Non-Party Affiliates” shall have the meaning set forth in Section 9.7.

“Optimal Period” shall have the meaning set forth in Section 5.2(a).

“Ordinary Course of Business” shall mean the normal manner of operation and conduct of the matters associated with the Royalty Interests, consistent with the conduct of matters associated with the Royalty Interests past custom and practice.

“Original RI Assignments” shall have the meaning set forth in the Preamble.

“Partial Disposition” shall mean the sale of any Lease.

“Parties” shall have the meaning set forth in the Preamble.

“Person” shall mean any individual, corporation, proprietorship, firm, partnership, limited partnership, limited liability company, trust, association or other entity.

“Press Release” shall have the meaning set forth in Section 9.8.

“Proceeding” shall mean an action, suit, arbitration, proceeding or other litigation or dispute resolution.

“Purchaser” shall have the meaning set forth in the Preamble.

“Purchaser Contributions” shall mean the sum of (i) $73,200,000 and (ii) capital contributions by the Purchaser or any of its Affiliates to Alden Resources.

“Purchaser Indemnified Party” shall have the meaning set forth in Section 8.2.

“Purchaser Material Adverse Effect” shall mean an effect on the business, operations, results of operations or financial condition of the Purchaser’s business as a whole that is material and adverse, excluding effects directly or indirectly resulting from (a) matters generally affecting the silicon metal and silicon-based alloys markets in the United States and/or any country in which the Purchaser sells products or services, including those matters arising out of or relating to material shortages or price volatility, (b) matters generally affecting the economy of the United States of America and/or any country in which the Purchaser sells products or services, (c) military action or any act of terrorism, (d) the disclosure of the transactions contemplated by this Agreement, (e) changes in Law, (f) changes in accounting rules or requirements or interpretation thereof or (g) compliance with the terms of this Agreement or the consummation of the transactions contemplated hereby (including the taking of any action expressly required by this Agreement or acts or omissions of the Purchaser or any of its Affiliates taken with the prior written consent of the Seller).

“Purchaser Receipts” shall mean the sum of (i) the cash or cash equivalent proceeds to the Purchaser or any of its Affiliates from a Disposition, plus (ii) distributions of cash paid to the Purchaser or its Affiliates from Alden Resources.

“Purchaser Survival Date” shall have the meaning set forth in Section 8.1.

“Purchaser’s Knowledge” or any similar expression with regard to the knowledge or awareness of or receipt of notice by the Purchaser, shall mean the actual, direct and personal knowledge of any of the Persons listed on Schedule 1.1B after due inquiry.

 “Royalty Interests” shall have the meaning set forth in the Preamble.

“Royalty Interests Purchase Price” shall mean the Base Amount, plus the Final Adjusted Payment, if any.

“Schedules” shall mean the disclosure schedules delivered by the Seller to the Purchaser concurrently with the execution of this Agreement.

“Seller” shall have the meaning set forth in the Preamble.

“Seller Indemnified Party” shall have the meaning set forth in Section 8.3.

“Seller Material Adverse Effect” shall mean an effect on the Royalty Interests that is material and adverse, excluding effects directly or indirectly resulting from (a) matters generally affecting the coal markets in the United States, (b) matters generally affecting the economy of the United States of America, (c) military action or any act of terrorism, (d) the disclosure of the transactions contemplated by this Agreement, (e) changes in Law, (f) changes in accounting rules or requirements or interpretation thereof or (g) compliance with the terms of this Agreement or the consummation of the transactions contemplated hereby (including the taking of any action expressly required by this Agreement or acts or omissions of the Seller taken with the prior written consent of the Purchaser).

 “Seller Survival Date” shall have the meaning set forth in Section 8.3.

“Seller’s Knowledge” or any similar expression with regard to the knowledge or awareness of or receipt of notice by the Seller shall mean the actual knowledge of any of the Persons listed on Schedule 1.1A after due inquiry.

 “Survival Date” shall mean the Purchaser Survival Date or the Seller Survival Date, as applicable.

“Target Difference” shall have the meaning set forth in Section 5.4(a).

“Tax Return” shall mean any report, return, document, form, declaration, payee statement, claim for refund, or other information or filing required to be supplied to any Governmental Authority or any Person with respect to Taxes, including any applicable schedule, attachment or amendment.

“Transaction Documents” shall mean this Agreement and all related transaction documents contemplated hereby and thereby.

Section 1.2   Interpretation.  The headings preceding the text of Articles and Sections included in this Agreement and the headings to Schedules attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement.  The use of the masculine, feminine or neuter gender or the singular or plural form of words herein shall not limit any provision of this Agreement.  The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively.  Reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement.  Reference to a Person in a particular capacity excludes such Person in any other capacity or individually.  Reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof.  Subject to Section 9.17, underscored references to Articles, Sections, paragraphs, clauses, Exhibits or Schedules shall refer to those portions of this Agreement.  The use of the terms “hereunder,” “hereof,” “hereto” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section, paragraph or clause of, or Exhibit or Schedule to, this Agreement.

ARTICLE II

SALE AND PURCHASE OF ROYALTY INTERESTS; PURCHASE PRICE

Section 2.1 Purchase and Sale of Royalty Interests.  Subject to the other terms and conditions of this Agreement, at the Closing, the Seller shall sell, assign, convey, transfer and deliver to the Purchaser, and the Purchaser shall purchase and acquire from the Seller, and take assignment and delivery from the Seller, the Royalty Interests, free and clear of any Liens.

Section 2.2 Payment of Purchase Price.  The total consideration for the Royalty Interests shall consist of the Base Amount, plus the Final Adjusted Payment, if any, plus or minus any adjustments pursuant to Section 8.9.  All payments made hereunder shall be made in accordance with Section 8.4 and to such account or accounts as the receiving Party shall designate in writing to the paying Party.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Seller represents and warrants to the Purchaser as follows:

Section 3.1 Due Organization.  The Seller is a corporation duly organized and validly existing and in good standing under the laws of the State of Maryland and has all requisite corporate power and authority to carry on its business as it is now being conducted.

Section 3.2 Due Authorization.  The Seller has the corporate power and authority to execute and deliver this Agreement and to perform under this Agreement and to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Seller and assuming the due authorization, execution and delivery of this Agreement by the Purchaser, this Agreement constitutes the Seller’s legal, valid and binding obligations, enforceable against it in accordance with its terms, subject to the Enforceability Limitations.

Section 3.3 Noncontravention.  The execution, delivery and performance by the Seller of this Agreement and the performance of this Agreement by the Seller and the consummation of the transactions contemplated hereby do not and will not violate the organizational documents of the Seller.

Section 3.4 Royalty Interests; Title.  Seller owns the Royalty Interests, together with all and singular, rights, privileges, options, heriditaments, and appurtenances pertaining to the Royalty Interests, in each case as granted by Alden Resources to Seller in the Original RI Assignments, free and clear of any Lien arising by, through or under Seller.

Section 3.5 Actions and Proceedings.  Except as set forth on Schedule 3.5, there is no Proceeding pending, or to the Seller’s Knowledge threatened, against the Seller that (a) relates to or may affect the Royalty Interests or (b) challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated hereby.

Section 3.6 Consents.  No Consents are required in order for the Seller to sell the Royalty Interests to the Purchaser.

Section 3.7 Tax Matters.  The Seller is not a “foreign person” as defined in Section 1445(f)(3) of the Code, and the rules and regulations promulgated thereunder, or a “disregarded entity” as defined in Treas. Reg. § 1.1445-2(b)(2)(iii).

Section 3.8 Brokers’ Fees.  The Seller does not have any liability to pay any compensation to any broker, finder or agent with respect to this Agreement for which the Purchaser could become directly or indirectly liable.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Seller as follows:

Section 4.1 Due Organization.  The Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware and has all requisite limited liability company power and authority to carry on its business as it is now being conducted.  The Purchaser is duly qualified and in good standing in every jurisdiction where the character or the nature of its business makes qualification to do business as a foreign entity necessary, except such jurisdictions where a failure to so qualify would not have or would not reasonably be expected to have a Purchaser Material Adverse Effect.

Section 4.2 Due Authorization.  The Purchaser has the corporate or limited liability company, as applicable, power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Purchaser and assuming the due authorization, execution and delivery of this Agreement by the Seller, this Agreement constitutes the Purchaser’s legal, valid and binding obligations, enforceable against it in accordance with its terms, subject to Enforceability Limitations.

Section 4.3 Noncontravention.  The execution, delivery and performance by the Purchaser of the Transaction Documents and the consummation of the transactions contemplated thereby do not and will not (i) violate the organizational documents of the Purchaser, as applicable, (ii) violate any Law to which the Purchaser is subject or (iii) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Purchaser or to a loss of any benefit to which the Purchaser is entitled under any provision of any Contract binding upon the Purchaser and will not have an adverse effect on the Purchaser’s ability to carry out its obligations under the Transaction Documents or to consummate the transactions contemplated thereby; provided, however that it shall not be a breach of this Section 4.3 to the extent such conflict, breach, violation modification, termination, default or such creation would not have a Purchaser Material Adverse Effect.

Section 4.4 Purchaser.  The Purchaser was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business other than in connection with the transactions contemplated by this Agreement.

Section 4.5 Financing.  The Purchaser has the internal resources sufficient to consummate the transactions contemplated hereby.

Section 4.6 Independent Investigation.  In making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, other than reliance on the representations, warranties, covenants and obligations of the Seller set forth in this Agreement and the Exhibits hereto, the Purchaser has relied solely on its own independent investigation, analysis and evaluation of the Royalty Interests. The Purchaser confirms to the Seller that the Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks  of the transactions contemplated hereby.

Section 4.7 Actions and Proceedings.  There is no Proceeding pending against, or to the Purchaser’s Knowledge, threatened against, the Purchaser that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated hereby.

Section 4.8 Brokers’ Fees.  The Purchaser does not have any liability to pay any compensation to any broker, finder or agent with respect to this Agreement for which the Seller could become directly or indirectly liable.

ARTICLE V

COVENANTS

The Parties agree as follows with respect to the period after the execution of this Agreement:

Section 5.1 Commercially Reasonable Efforts.  Subject to the terms and conditions of this Agreement, each Party will use its commercially reasonable efforts, and act in good faith, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated hereby at the earliest practicable date.

Section 5.2 Notice of Events.

(a) During the period from the date hereof to the Closing Date or the earlier termination of this Agreement, the Purchaser shall promptly notify the Seller if the Purchaser becomes aware of (i) the occurrence or non-occurrence of any event or the existence of any fact or condition that would be reasonably likely to cause or constitute a breach of any of its representations or warranties had any such representation or warranty been made as of the time of the Purchaser’s discovery of such event, fact or condition and (ii) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

(b) During the period prior to the Closing Date or the earlier termination of this Agreement, the Seller shall promptly notify the Purchaser in writing if there shall be (i) the occurrence or non-occurrence of any event or the existence of any fact or condition that would be reasonably likely to cause or constitute a breach of any of its respective representations or warranties contained herein had such representation or warranty been made as of the time of the Seller’s discovery of such event, fact or condition and (ii) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.  Should any such event, fact or condition require any change to the Schedule, the Seller shall promptly deliver to the Purchaser a supplement to the Schedule (along with an additional information requested by the Purchaser related thereto) specifying such change.  Such supplemental delivery shall not affect any rights of the Purchaser under Article VII or Article VIII based upon the original Schedule and differences of the supplemental delivery therefrom, and such supplemental delivery shall not, in effect, bring forward such original Schedule for compliance with Section 7.2. The Seller shall deliver to the Purchaser any supplements to the Schedule at least five (5) Business Days prior to the anticipated Closing Date, provided that any supplements to the Schedules that are required as a result of developments occurring within five (5) Business Days of the anticipated Closing Date may be made within two (2) Business Days of the anticipated Closing Date.

(c) In the event that the Seller delivers one or more supplements to the Schedule pursuant to Section 5.5(b) that reflect any events, facts or conditions that individually or in the aggregate would cause the conditions set forth in Sections 7.2(a) or 7.2(b) not to be satisfied, and the Seller acknowledges and agrees in writing that the Purchaser has the right to terminate this Agreement pursuant to Section 7.3(e) of this Agreement on the basis of such supplemented Schedule and the Purchaser does not acknowledge in writing within five (5) Business Days of the Purchaser’s receipt of any supplement to the Schedule that (i) the Purchaser accepts such supplemented Schedule, (ii) the delivery of any such supplement will be deemed to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of such events, fact or condition and, (iii) from and after the Closing Date, the Purchaser will not have any Claim for indemnification for any such events, facts or conditions as set forth on such supplemented Schedule, then this Agreement shall automatically terminate without any further action by any Party.

Section 5.3 Exclusivity.  The Seller shall not (a) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of the Royalty Interests or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing.

Section 5.4 Earn-Out.

(a) At the earlier to occur of the (a) end of any consecutive twelve month period within the three year period after Closing that results in the payment of $6,800,000 (the “Maximum Additional Payment”) to the Seller pursuant to the calculations of the Additional Payment set forth in this Section 5.4 and (b) three years after the Closing Date  (the “Earn-Out Period”), Purchaser shall provide a calculation to the Seller based on the consecutive twelve month period within the three year period (“Optimal Period”) after Closing that results in the largest payment possible to the Seller pursuant to this Section 5.4 (the “Additional Payment”),  setting forth an amount equal to the amount (such amount, the “Target Difference”) obtained by (a) the product obtained by multiplying (i) the quantity of Coal A sold, measured in tons, by Alden Resources during such Optimal Period by (ii) the amount, if any, by which the 2010 Cost of Production, calculated as $103.20 per ton (the “2010 Cost of Production”), exceeds the per ton Cost of Production of Coal A sold by Alden Resources during such Optimal Period less (b) $1,000,000 (the “Earn-Out Calculation Base Amount”).  If the Target Difference is less than $3,000,000 (the “Earn-Out Threshold”), then the Additional Payment shall equal $0.00.  If the Target Difference is greater than or equal to the Earn-Out Threshold, then the Additional Payment shall equal the product obtained by multiplying (a) the Maximum Additional Payment by (b) a fraction, (i) the numerator of which shall be equal to the Target Difference less the Earn-Out Threshold and (ii) the denominator of which shall be 8,000,000 (the “Earn-Out Calculation Denominator”); provided, however, that in no event shall the Additional Payment, together with any Partial Disposition Payment, exceed the Maximum Additional Payment.

(b) Within 15 days after receipt of the calculation of the Additional Payment, the Seller will deliver to the Purchaser a written statement describing its questions or objections to the calculation of the Additional Payment (if any).  If the Seller does not raise any questions or objections within such period, Purchaser shall pay the Seller in immediately available funds within 3 Business Days the Additional Payment and the Additional Payment shall become final and binding upon all of the Parties.  If the Seller does raise any such questions or objections, the Purchaser and the Seller and their respective accountants shall attempt to resolve such matters (and all non-disputed matters shall be deemed agreed) within 30 days after receipt of the same by the Purchaser, and if unable to do so, the Purchaser and the Seller shall refer all remaining disputes concerning the calculation of the Additional Payment to the Independent Accounting Firm (or another nationally recognized independent accounting firm reasonably acceptable to the Purchaser and the Seller), which shall be instructed to resolve such disputes within 60 days of the referral.  The Purchaser will make available to the Independent Accounting Firm at reasonable times and upon reasonable notice at any time during the pendency of any dispute under this Section 5.4 the work papers and back-up materials used in preparing the calculation of the Additional Payment and the books and records of Alden Resources. The Purchaser and the Seller shall have the right to meet jointly with the Independent Accounting Firm during this period and to present their respective positions. The resolution of disputes by the Independent Accounting Firm and its determination of the Additional Payment will be (i) determined in accordance with the terms of this Agreement, (ii) set forth in writing and (iii) conclusive and binding upon the Parties.  The determination of the Additional Payment by the Independent Accounting Firm will become final and binding upon the date of such resolution.

(c) The Purchaser will make available to the Seller and its accountants and other representatives in a reasonable manner, at reasonable times and upon reasonable notice (and copies thereof at the Seller’s sole cost and expense) at any time during (i) the review by the Seller of the calculation of the Additional Payment and (ii) the pendency of any dispute under Section 5.4 the work papers and back-up materials used in preparing the calculation of the Additional Payment.  Until any dispute under Section 5.4 is resolved, the Purchaser will keep these materials in its principal business office.

(d) The Seller and the Purchaser will each pay their own fees and expenses (including any fees and expenses of their accountants and other representatives) in connection with the determination of the Additional Payment and shall each pay 50% of the Independent Accounting firm’s fees.

(e) Following the determination of the Additional Payment under this Section 5.4 (the “Final Adjusted Payment”), the Purchaser shall pay to the Seller, in immediately available funds within 3 Business Days of the determination of the Final Adjusted  Payment.

(f)  During the Earn-Out Period, the Purchaser shall cause Alden Resources

(i) not to take actions which are specifically taken to reduce  the amount of the Additional Payment, and

(ii) to maintain a reasonable level of employees or outside contractors and to take such other prudent measures to operate Alden Resources.

(g) If Alden Resources is subject to a Disposition prior to the end of the Earn-Out Period pursuant to which the Purchaser achieves an IRR greater than 20% per annum and the Purchaser has not paid the Additional Payment, the Purchaser shall pay a portion of the proceeds from such Disposition equal to the product of (i) 50% and (ii) the Purchaser Receipts in excess of the Purchaser Receipts necessary to achieve an IRR of 20% per annum to the Purchaser, in immediately available funds within 3 Business Days of the consummation of the Disposition.  If Alden Resources is subject to a Partial Disposition prior to the end of the Earn-Out Period and the Purchaser has not paid the Additional Payment, the Target Difference shall be equal to an amount obtained by adding (i) the product obtained by multiplying (1) the quantity of Coal A sold, measured in tons, by Alden Resources during the Optimal Period, plus the quantity of Coal B sold, measured in tons, during the Optimal Period by (2) the amount, if any, by which the 2010 Cost of Production exceeds the per ton Cost of Production of Coal A sold by Alden Resources during the Optimal Period (without calculating the costs pertaining to Coal B)  less  the Earn-Out Calculation Base Amount.

(h) Subject to compliance with applicable Law, during the Earn-Out Period, the Purchaser shall, if reasonably requested by Seller no greater than one time every fiscal quarter, report on operational and financial matters affecting the potential amount of the Additional Payment.

ARTICLE VI

CLOSING

Section 6.1 Closing.  The Closing shall take place at the offices of Mayer Brown LLP, 700 Louisiana, Houston, Texas 77002, at 10:00 a.m. (central time) on the date that is three (3) Business Days after the date on which each of the conditions set forth in Article VII (other than those conditions that by their terms cannot be satisfied until the Closing but subject to the satisfaction of such conditions) has been satisfied (or, to the extent permitted, waived by the Parties entitled to the benefit thereof) or such other date as is mutually agreed upon in writing by the Purchaser and the Seller.  The Closing and all transactions to occur at the Closing shall be deemed to have taken place at, and shall be effective as of, 12:01 a.m. (central time) on the Closing Date.

Section 6.2 Deliveries by the Seller.  At the Closing, the Seller shall deliver, or cause to be delivered, to the Purchaser each of the following:

(a) the Assignment duly executed by Seller;

(b) a certificate, dated as of the Closing Date, in the form specified by Treas. Reg. § 1.1445-2(b)(2), certifying the Seller’s non-foreign status;

(c) a certificate of the secretary or an assistant secretary of the Seller certifying resolutions of the governing body of the Seller approving and authorizing the execution, delivery and performance by the Seller of this Agreement and the consummation by the Seller of the transactions contemplated hereby (together with an incumbency and signature certificate regarding the officer(s) signing on behalf of the Seller);

(d) such other certificates, instruments or documents as required by Section 7.2 or any other provision of this Agreement.

Section 6.3 Deliveries by the Purchaser.  At the Closing, the Purchaser shall deliver, or cause to be delivered, to the Seller (or other party as set forth below) each of the following:

(a) a certificate of the secretary or an assistant secretary of the Purchaser certifying resolutions of the governing body of the Purchaser approving and authorizing the execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby (together with an incumbency and signature certificate regarding the officer(s) signing on behalf of the Purchaser);

(b) an amount equal to the Closing Payment to the Seller;

(c) the Assignment duly executed by the Purchaser; and

(d) such other certificates, instruments or documents as required by Section 7.1 or any other provision of this Agreement.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.1 Conditions to the Seller’s Obligations.  The obligations of the Seller to consummate the transactions contemplated hereby are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by the Seller).

(a) Representations and Warranties.  The representations and warranties of the Purchaser in this Agreement that are qualified as to materiality or “Purchaser Material Adverse Effect” shall be true and correct in all respects at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (except for representations and warranties expressly stated to relate to a specific date, in which case such representation and warranties shall be true and correct as of such earlier date) and all other representations and warranties of the Purchaser in this Agreement shall be true and correct at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date, except for any failure to be true and correct that has not had and would not reasonably be expected to have a Purchaser Material Adverse Effect (except for representations and warranties expressly stated to relate to a specific date, in which case such representations and warranties shall be true and correct as of such earlier date, except for any failure to be true and correct that has not had and would not reasonably be expected to have a Purchaser Material Adverse Effect).

(b) Performance.  The Purchaser shall have, in all material respects, performed and complied with all agreements, obligations, covenants and conditions required by this Agreement to be so performed or complied with by the Purchaser at or prior to the Closing.

(c) Officer’s Certificate.  The Purchaser shall have delivered to the Seller a certificate, dated as of the Closing Date, executed by an executive officer of the Purchaser, certifying the fulfillment of the conditions specified in Sections 7.1(a) and 7.1(b).

(d) Injunctions. No temporary restraining order, preliminary or permanent injunction or other order (whether temporary, preliminary or permanent) issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition shall be in effect that prevents the consummation of the transactions contemplated by this Agreement.

(e) Alden Transactions.  All of the conditions set forth in the Alden Purchase Agreement shall have been satisfied or waived and that the transaction shall close simultaneously with the transaction contemplated by this Agreement.

(f) Gatliff Transactions.  All of the conditions set forth in the Gatliff Purchase Agreement shall have been satisfied or waived and that the transaction shall close simultaneously with the transaction contemplated by this Agreement.

Section 7.2 Conditions to the Purchaser’s Obligations.  The obligations of the Purchaser to consummate the transactions contemplated hereby are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by the Purchaser):

(a) Representations and Warranties.  The representations and warranties of the Seller in this Agreement that are qualified as to materiality or “Seller Material Adverse Effect” shall be true and correct in all respects at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (except for representations and warranties expressly stated to relate to a specific date, in which case such representation and warranties shall be true and correct as of such earlier date)  and all other representations and warranties of the Seller in this Agreement shall be true and correct at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date, except for any failure to be true and correct that has not had and would not reasonably be expected to have a Seller Material Adverse Effect (except for representations and warranties expressly stated to relate to a specific date, in which case such representations and warranties shall be true and correct as of such earlier date, except for any failure to be true and correct that has not had and would not reasonably be expected to have a Seller Material Adverse Effect).

(b) Performance.  The Seller shall have, in all material respects, performed and complied with all agreements, obligations, covenants and conditions required by this Agreement to be so performed or complied with by the Seller at or prior to the Closing.

(c) Officer’s Certificate.  The Seller shall have delivered to the Purchaser a certificate, dated as of the Closing Date, executed by an executive officer of the Seller, certifying the fulfillment of the conditions specified in Sections 7.2(a) and 7.2(b) with respect to the Seller.

(d) Injunctions.  No temporary restraining order, preliminary or permanent injunction or other order (whether temporary, preliminary or permanent) issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition shall be in effect that prevents the consummation of the transactions contemplated by this Agreement.

(e) Alden Transactions.  All of the conditions set forth in the Alden Purchase Agreement shall have been satisfied or waived and that the transaction shall close simultaneously with the transaction contemplated by this Agreement.

(f) Gatliff Transactions.  All of the conditions set forth in the Gatliff Purchase Agreement shall have been satisfied or waived and that the transaction shall close simultaneously with the transaction contemplated by this Agreement.

(g) No Material Adverse Effect.  There shall have been no Seller Material Adverse Effect.

Section 7.3 Termination.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned:

(a) at any time, by mutual written agreement of the Seller and the Purchaser;

(b) at any time after 75 days after the date hereof, by the Seller upon  notice to the Purchaser if the Closing shall not have occurred for any reason other than a breach of this Agreement by the Seller;

(c) at any time after 75 days after the date hereof, by the Purchaser upon notice to the Seller if the Closing shall not have occurred for any reason other than a breach of this Agreement by the Purchaser;

(d) by either the Purchaser or the Seller if a court of competent jurisdiction shall have issued an order permanently restraining or prohibiting the transactions contemplated by this Agreement and such order shall have become final and nonappealable;

(e) by the Purchaser if, between the date hereof and the Closing:  (i) an event or condition occurs that has resulted in a Seller Material Adverse Effect or (ii) Seller makes a general assignment for the benefit of creditors or any Proceeding shall be instituted by or against Seller seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any Laws relating to bankruptcy, insolvency or reorganization; or

(f) by the Purchaser or the Seller if either of the Alden Purchase Agreement or the Gatliff Purchase Agreement is validly terminated in accordance with its terms.

Section 7.4 Procedure and Effect of Termination.  In the event of the termination of this Agreement and the abandonment of the transactions contemplated hereby pursuant to Section 7.3, this Agreement shall become void and there shall be no liability on the part of any party hereto except (i) the obligations provided for in this Section 7.4 and 9.1 hereof shall survive any such termination of this Agreement and (ii) nothing herein shall relieve any Party from liability for breach of this Agreement.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Survival.  The representations and warranties of the Seller contained herein shall survive the Closing for a period of eighteen months; provided that the following representations and warranties shall survive for the following periods: (a) Fundamental Representations or Warranties shall survive until the expiration of any applicable statute of limitations related thereto; and (b) the covenants shall survive indefinitely (together with any extensions or waivers thereof) (“Purchaser Survival Date”).  Neither the Purchaser nor the Seller shall have any liability with respect to Claims first asserted in connection with any representation, warranty, covenant or any other Claim for indemnification after the Survival Date; provided that, subject to Section 8.7, such Claims may be pursued after the Survival Date if written notice thereof (specifying in reasonable detail the basis for such Claim) was duly given prior to the Survival Date.

Section 8.2 Indemnification by the Seller.  Subject to Section 8.4, the Seller agrees to indemnify the Purchaser, its Affiliates and any of its or its Affiliate’s directors, managers, general partners, officers, employees, incorporators, members, partners, stockholders, agents, attorneys or representatives (each, a “Purchaser Indemnified Party”) against, and agrees to defend and hold the Purchaser Indemnified Parties harmless from, any and all Losses incurred or suffered by any Purchaser Indemnified Party to the extent arising out of any of the following:

(a) any breach of or any inaccuracy in any representation or warranty made by the Seller in Article III; provided, however, that the Seller shall have no liability under this Section 8.2(a) for any breach of or inaccuracy in any representation or warranty unless a written notice of the Purchaser Indemnified Party’s Claim is given to the Seller not later than the close of business on the Purchaser Survival Date with each such notice specifying (in reasonably sufficient detail) the matter giving rise to the Claim, the nature of the Claim and, so far as practicable, the amount claimed; and

(b) any breach of or failure by the Seller to perform any covenant or obligation of the Seller set out in this Agreement; provided, however, that the Seller shall have no liability under this Section 8.2(b) for any breach of or failure by the Seller to perform any covenant or obligation of the Seller unless a written notice of the Purchaser Indemnified Party’s Claim is given to the Seller not later than the close of business on the Purchaser Survival Date with each such notice specifying (in reasonably sufficient detail) the matter giving rise to the Claim, the nature of the Claim and, so far as practicable, the amount claimed.

Section 8.3 Indemnification by the Purchaser.  The representations and warranties and covenants of the Purchaser contained herein shall survive the Closing for a period of eighteen months after the Closing Date; provided, however, that the representations and warranties contained in Sections 4.1, 4.2, 4.3 and 4.8 shall survive until the expiration of any applicable statute of limitations related thereto, and the Purchaser’s covenants shall survive indefinitely (together with any extensions or waivers thereof) (“Seller Survival Date”).  Subject to Section 8.4, the Purchaser  agrees to indemnify the Seller, its Affiliates and any of its or their Affiliate’s directors, managers, general partners, officers, employees, incorporators, members, partners, stockholders, agents, attorneys or representatives (each, a “Seller Indemnified Party”) against, and agrees to hold the Seller Indemnified Parties harmless from, any and all Losses incurred or suffered by any Seller Indemnified Party to the extent arising out of any of the following:

(a) any breach of or any inaccuracy in any representation or warranty made by Purchaser in this Agreement; provided, however, that Purchaser shall have no liability under this Section 8.3(a) for any breach of or inaccuracy in any representation or warranty unless a written notice of the Seller Indemnified Party’s Claim is given to Purchaser not later than the close of business on the Seller Survival Date, in each case with each such notice specifying (in reasonably sufficient detail) the matter giving rise to the Claim, the nature of the Claim and, so far as practicable, the amount claimed; and

(b) any breach of or failure by the Purchaser to perform any covenant or obligation of the Purchaser set out in this Agreement; provided, however, that the Purchaser shall have no liability under this Section 8.3(b) for any breach of or failure by the Purchaser to perform any covenant or obligation of the Purchaser unless a written notice of the Seller Indemnified Party’s Claim is given to the  Purchaser not later than the close of business on the Seller Survival Date, in each case with each such notice specifying (in reasonably sufficient detail) the matter giving rise to the Claim, the nature of the Claim and, so far as practicable, the amount claimed.

Section 8.4 Limitations on Liability of the Indemnifying Party.  Notwithstanding any other provision of this Agreement or any right or remedy available under any Law:

(a) An Indemnified Party shall have the right to payment by the Indemnifying Party only once such Indemnified Party shall have incurred, as to all of its Claims, aggregate Losses in excess of one half of one percent (.5%) of the Combined Purchase Price (the “Claims Deductible”), in which case the Indemnifying Party shall be liable for all such Losses in excess of the Claims Deductible; provided, however, that such Claims Deductible shall not apply to indemnification Claims made with respect to (i) the breaches of or inaccuracies in the Fundamental Representations; (ii) the breach of or failure by the Seller to perform any covenant or obligation of the Seller set out in this Agreement.

(b) The Indemnifying Party shall have no liability under or otherwise in connection with this Agreement or the transactions contemplated hereby for indemnification or otherwise in the aggregate in excess of twenty (20%) of the Combined Purchase Price (the “Cap”); provided, however, that such Cap shall not apply to indemnification Claims made with respect to (i) breaches of or inaccuracies in the Fundamental Representations or the representations and warranties contained in Sections 4.1, 4.2, 4.3 and 4.8, (ii) breaches of or failures by the Seller to perform any covenant or obligation of the Seller set out in this Agreement.  Notwithstanding anything herein to the contrary, the Indemnifying Party shall have no liability under or otherwise in connection with this Agreement or the transactions contemplated hereby for indemnification or otherwise in the aggregate in excess of one hundred (100%) of the Combined Purchase Price. In determining whether an Indemnifying Party does not have any liability under or otherwise in connection with this Agreement or the transactions contemplated hereby for indemnification because Losses exceed the Cap,  all Losses pursuant to this Agreement, the Alden Purchase Agreement and the Gatliff Purchase Agreement shall be aggregated for purposes of determining whether such Cap has been exceeded.

(c) Each Indemnified Party shall be required to use commercially reasonable efforts to mitigate Losses with respect to which a Claim for indemnification is made and shall reasonably consult with the Indemnifying Party with a view toward mitigating such Losses in conjunction with all Claims for which an Indemnified Party seeks indemnification under this Article VIII.

(d) IN NO EVENT SHALL A PARTY HAVE ANY LIABILITY UNDER THIS AGREEMENT OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY FOR SPECULATIVE, INDIRECT OR CONSEQUENTIAL DAMAGES RELATING TO THE BREACH OR ALLEGED BREACH HEREOF, WHETHER OR NOT THE POSSIBILITY OF SUCH DAMAGES HAS BEEN DISCLOSED TO THE PARTY IN ADVANCE OR COULD HAVE BEEN REASONABLY FORESEEN BY THE PARTY OR FOR ANY OTHER DAMAGES THAT ARE NOT THE PROBABLE AND REASONABLY FORESEEABLE RESULT OF ANY BREACH HEREOF.

(e) The sole and exclusive remedies for any breach of the terms and provisions of this Agreement (including any representations and warranties set forth herein) or any Claim otherwise arising out of or related to the sale and purchase of the Royalty Interests shall be those remedies available at Law or in equity for breach of Contract only (as such contractual remedies have been further limited or excluded pursuant to the express terms of this Agreement), and the Parties hereby agree that no Party hereto shall have any remedies or cause of action (whether in contract or in tort) for any statements, communications, disclosures, failures to disclose, representations or warranties not set forth in this Agreement. Notwithstanding the foregoing, the Parties have agreed that the Claims Deductible shall not apply and the Cap shall be increased to the Combined Purchase Price with respect to any Claim under this Article VIII resulting from the Indemnity Exception.

(f) The Indemnifying Party shall not have any liability under or otherwise in connection with this Agreement or the transactions contemplated hereby for any Loss to the extent arising from a change in Law that becomes effective after the Closing Date.

(g) Except for the specific representations and warranties expressly made by the Seller in Article III (and the Schedules), (i) the Purchaser acknowledges and agrees that the Seller is not making and have not made any representation or warranty, expressed or implied, at law or in equity, in respect of the Royalty Interests or the accuracy or completeness of any information regarding the Royalty Interests furnished to the Purchaser or its or their representatives or made available to the Purchaser or its or their representatives in any form, and (ii) the Purchaser specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person and acknowledges and agrees that the Seller has specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person.

(h) There shall be no obligation to indemnify under either Section 8.2, or 8.3 to the extent a Loss relates to any breach of representation, warranty, or covenant expressly waived by any Indemnified Party (unless such waiver relates to an Indemnity Exception).

Section 8.5 Claims.  As promptly as is reasonably practicable after becoming aware of a Claim for indemnification under this Agreement not involving a Claim, or the commencement of any Proceeding, of the type described in Section 8.6, but in any event no later than forty five (45) days after first becoming aware of such Claim, the Indemnified Party shall give notice to the Indemnifying Party of such Claim, which notice shall reasonably specify the facts alleged to constitute the basis for such Claim, the representations, warranties, covenants and obligations alleged to have been breached and the amount, if determinable, that the Indemnified Party seeks hereunder from the Indemnifying Party; provided, however, that the failure of the Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations under this Article VIII except to the extent (if any) that the Indemnifying Party shall have been prejudiced thereby.

Section 8.6 Notice of Third Party Claims; Assumption of Defense.  The Indemnified Party shall give notice as promptly as is reasonably practicable, but in any event no later than fifteen (15) Business Days after receiving notice thereof, to the Indemnifying Party of the assertion of any Claim, or the commencement of any Proceeding, by any Person not a party hereto in respect of which indemnity may be sought under this Agreement (which notice shall specify in reasonable detail the nature and amount of such Claim); provided, however, that the failure of the Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations under this Article VIII except to the extent (if any) that the Indemnifying Party shall have been prejudiced thereby. The Indemnifying Party may, at its own expense, (a) participate in the defense of any such Proceeding and (b) upon notice to the Indemnified Party, at any time during the course of any such Proceeding, assume the defense thereof with counsel of its own choice and in the event of such assumption shall have the exclusive right (subject to (i) no obligation, restriction, Loss or admission of fault being imposed on the Indemnified Party as a result of such settlement or compromise without its prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed and (ii) no settlement or compromise or consent to the entry of any judgment that does not relate solely to monetary damages arising from any such Claim be effected by the Indemnifying Party without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed) to settle or compromise such Proceeding. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party. Whether or not the Indemnifying Party chooses to defend or prosecute any such Proceeding, all of the Parties shall cooperate in the defense or prosecution thereof.  The Party responsible for the defense of any such Claim shall, to the extent reasonably requested by the other applicable Party, keep such other Party informed as to the status of such Claim, including, without limitation, all settlement negotiations and offers.  Any settlement or compromise made or caused to be made in accordance with the terms hereof by the Indemnified Party (unless the Indemnifying Party has the exclusive right to settle or compromise under this Section 8.6) or the Indemnifying Party, as the case may be, of any such Proceeding shall also be binding upon the Indemnifying Party or the Indemnified Party, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise; provided, however, that the Indemnified Party shall not compromise or settle any Proceeding without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 8.7 Time Limits.  Any right to indemnification or other recovery under this Article VIII shall apply only to Losses with respect to which the Indemnified Party shall have notified the Indemnifying Party in writing within the applicable time period set forth in Section 8.2 or 8.3, as the case may be.  If any Claim for indemnification or other recovery is timely asserted under this Article VIII, the Indemnified Party shall have the right to bring a Proceeding with respect to such Claim within four (4) years after first giving the Indemnifying Party notice thereof, but may not bring any such Proceeding thereafter.

Section 8.8 Net Losses and Subrogation.

(a) Notwithstanding anything contained herein to the contrary, the amount of any Losses incurred or suffered by any Indemnified Party shall be calculated after giving effect to (i) any insurance proceeds (net of costs incurred in prosecuting the insurance claim) actually received by the Indemnified Party (or any of its Affiliates) with respect to such Losses, (ii) any Tax benefit realized by the Indemnified Party (or any of its Affiliates) arising from the facts or circumstances giving rise to such Losses and (iii) any recoveries obtained by the Indemnified Party (or any of its Affiliates) from any other third party.  Each Indemnified Party shall exercise commercially reasonable efforts to obtain such proceeds, benefits and recoveries.  If any such proceeds, benefits or recoveries are received by an Indemnified Party (or any of its Affiliates) with respect to any Losses after an Indemnifying Party has made a payment to the Indemnified Party with respect thereto, the Indemnified Party (or such Affiliate) shall promptly pay to the Indemnifying Party the amount of such proceeds, benefits or recoveries (up to the amount of the Indemnifying Party’s payment).

(b) Upon making any payment to an Indemnified Party in respect of any Losses, the Indemnifying Party will, to the extent of such payment, be subrogated to all rights of the Indemnified Party (and its Affiliates) against any third party in respect of the Losses to which such payment relates.  Such Indemnified Party (and its Affiliates) and Indemnifying Party will execute upon request all instruments reasonably necessary to evidence or further perfect such subrogation rights.

Section 8.9 Closing Payment Adjustments.  To the extent permitted by Law, any amounts payable under Sections 8.2 or 8.3 shall be treated by the Purchaser and the Seller as an adjustment to the Royalty Interests Purchase Price.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Expenses.  Each Party shall bear its own fees and expenses with respect to the transactions contemplated hereby.

Section 9.2 Amendment.  This Agreement may be amended, modified or supplemented only in a writing signed by the Purchaser and the Seller that, in the case of an amendment or modification, specifically references such section of this Agreement to be amended or modified.  All amendments, modifications or supplements not in accordance with this Section 9.2 shall be of no effect, regardless of formality, consideration or detrimental reliance.

Section 9.3 Notices.  Any notice, request, instruction or other document to be given hereunder by a Party shall be in writing and shall be deemed to have been given, (a) when received if given in person or by courier or a courier service, or (b) on the date of transmission if sent by facsimile transmission (receipt confirmed) on a Business Day during the normal business hours of the intended recipient, and if not so sent on such a day and at such a time, on the following Business Day:

(i)	If to the Purchaser, addressed as follows:

Globe Specialty Metals, Inc.
One Penn Plaza - Suite 4125
New York, NY 10119
Attention:	Stephen Lebowitz
Facsimile:	+1 (212) 798-8137

with a copy to:

Buchanan Ingersoll & Rooney
301 Grant St., 20th Floor
Pittsburgh, PA 15219
Attention:	Bruce A. Americus
Facsimile: (412) 562-1041

(ii)	If to the Seller, addressed as follows:

NGP Capital Resources Company
1221 McKinney Street
Suite 2975
Houston, Texas
Attention:	Kelly Plato
Facsimile: (713) 752-0063

with copies to:

Mayer Brown LLP
700 Louisiana Street, Suite 3400
Houston, Texas 77002
Attention:	Kevin Shaw
William S. Moss III
Facsimile:	(713) 238-4649

(iii)           or to such other individual or address as a Party may designate for itself by notice given as herein provided.

Section 9.4 Payments in Dollars.  Except as otherwise provided herein, all payments pursuant hereto shall be made by wire transfer in Dollars in same day or immediately available funds without any set-off, deduction or counterclaim whatsoever.

Section 9.5 Waivers.  Except as otherwise provided in Article VIII, the failure of a Party at any time or times to require performance of any provision hereof or claim damages with respect thereto shall in no manner affect its right at a later time to enforce the same.  No waiver by a Party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless it is in writing and specifically references the section of this Agreement to be waived, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.  All waivers not in accordance with this Section 9.5 shall be of no effect, regardless of formality, consideration or detrimental reliance.

Section 9.6 Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, that, except with the written consent of the other Parties, no assignment of this Agreement or any rights or obligations hereunder, by operation of Law or otherwise, may be made by any Party, other than to an Affiliate of such Party (but no such assignment shall relieve the assigning Party of its obligations hereunder), and any purported assignment in violation of this Section 9.6 shall be null and void.

Section 9.7 No Third Party Beneficiaries.  This Agreement is solely for the benefit of the Parties and the Seller Indemnified Parties and the Purchaser Indemnified Parties, and no provision of this Agreement shall be deemed to confer upon other third parties, any remedy, Claim, liability, reimbursement, cause of action or other right.  All Claims or causes of action (whether in contract or in tort, in law or in equity) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the Parties to this Agreement.  No Person who is not a Party, including any Party’s Affiliates and any of its or their directors, managers, general partners, officers, employees, incorporators, members, partners, stockholders, agents, attorneys or representatives (“Non-Party Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any Claim based on, in respect of, or by reason of this Agreement or its negotiation or execution, and each Party waives and releases all such liabilities, Claims and obligations against any such Non-Party Affiliates. Non-Party Affiliates are expressly intended as third party beneficiaries of this provision of this Agreement.

Section 9.8 Publicity.  The Seller and the Purchaser agree to hold confidential the terms and provisions of this Agreement and the terms of the transactions contemplated hereby.    Notwithstanding the foregoing, nothing in this Section 9.8 shall prevent any Party or its Affiliates or any other Person from (a) making any public announcement or disclosure required by Law, the rules of any stock exchange or any Governmental Authority (a “Press Release”), (b) disclosing this Agreement or its content or the transactions contemplated hereby to (i) current and future officers, directors, employees, representatives and agents of such Party and its Affiliates, (ii) current and potential lenders to, investors in and purchasers of such Party and its Affiliates (or any portion thereof), and (iii) those Persons whose approval, agreement or opinion, as the case may be, is required for consummation of such particular transaction or transactions, (c) disclosing to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transaction contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to such Party relating to such tax treatment and tax structure except to the extent maintaining confidentiality of such information is necessary to comply with any applicable federal or state securities Laws or (d) making any disclosures incident to enforcing its rights hereunder.

Section 9.9 Further Assurances.  Upon the reasonable request of the Purchaser, on and after the Closing Date, the Seller shall execute and deliver to the Purchaser such deeds, assignments and other instruments as may be reasonably requested by the Purchaser and are required to effectuate completely the transfer and assignment to the Purchaser of the right, title and interest of the Seller in and to the Royalty Interests.

Section 9.10 Severability.  If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

Section 9.11 Entire Understanding.  This Agreement (including the schedules and exhibits and other documents delivered in connection herewith) contains the entire agreement of the Parties respecting the sale and purchase of the Royalty Interests and supersedes all prior agreements among the Parties respecting the sale and purchase of the Royalty Interests.  The Parties have voluntarily agreed to define their rights, liabilities and obligations respecting the sale and purchase of the Royalty Interest exclusively in contract pursuant to the express terms and provisions of this Agreement, and the Parties expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement.  Furthermore, the Parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated Parties derived from arm’s-length negotiations; all Parties to this Agreement specifically acknowledge that no Party has any special relationship with another Party that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction.

Section 9.12 Language.  The Seller and the Purchaser agree that the language used in this Agreement is the language chosen by the Parties to express their mutual intent, and that no rule of strict construction is to be applied against the Seller or the Purchaser.  The Seller and the Purchaser and their respective counsel have reviewed and negotiated the terms of this Agreement.

Section 9.13 Applicable Law.  This Agreement, and all claims of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any Claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without giving effect to the principles of conflicts of Law thereof.

Section 9.14 Taxes Related to Transaction.  The Purchaser and the Seller shall each pay fifty percent (50%) of the cost of all sales, use or transfer Taxes and all recording costs, arising out of the transfer of the Royalty Interests pursuant to this Agreement.  The sales, use and transfer Tax Returns required by reason of said transfer shall be timely prepared by the Party legally obligated to make such filing.  The Parties agree to cooperate with each other in connection with the preparation and filing of such Tax Returns, in obtaining all available exemptions from such sales, use and transfer Taxes and in timely providing each other with resale certificates and any other documents necessary to satisfy any such exemptions.

Section 9.15 Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 9.16 Jurisdiction of Disputes; Waiver of Jury Trial.  Each Party hereby (a) agrees that any Proceeding in connection with or relating to this Agreement or any matters contemplated hereby, shall be brought by any Party solely in a court of competent jurisdiction located within the State of Delaware, whether a state or federal court, (b) agrees that in connection with any such Proceeding, it will consent and submit to personal jurisdiction in any such court described in clause (a) of this Section 9.16 and to service of process upon it in accordance with the rules and statutes governing service of process, (c) agrees to waive to the full extent permitted by Law any objection that it may now or hereafter have to the venue of any such Proceeding in any such court or that any such Proceeding was brought in an inconvenient forum, (d) agrees as an alternative method of service to service of process in any such Proceeding by mailing of copies thereof to it at its address set forth in Section 9.3, (e) agrees that any service made as provided herein shall be effective and binding service in every respect and (f) agrees that nothing herein shall affect the rights of any Party to effect service of process in any other manner permitted by Law.  EACH PARTY IRREVOCABLY AND ABSOLUTELY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY DISPUTE IN CONNECTION WITH, ARISING UNDER OR RELATING TO THIS AGREEMENT OR ANY MATTERS CONTEMPLATED HEREBY, AND AGREES TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER.

Section 9.17 Schedules; Inspection.  Any information disclosed by one Party pursuant to any Schedule hereto shall be deemed to be disclosed to the other Party for all purposes of this Agreement.  Neither the specification of any Dollar amount or any item or matter in any provision of this Agreement nor the inclusion of any specific item or matter in any Schedule hereto is intended to imply that such amount, or higher or lower amounts, or the item or matter so specified or included, or other items or matters, are or are not material, and no Party shall use the fact of the specification of any such amount or the specification or inclusion of any such item or matter in any dispute or controversy between the Parties as to whether any item or matter is or is not material for purposes of this Agreement.  Neither the specification of any item or matter in any provision of this Agreement nor the inclusion of any specific item or matter in any Schedule hereto is intended to imply that such item or matter, or other items or matters, are or are not in the Ordinary Course of Business, and no Party shall use the fact of the specification or the inclusion of any such item or matter in any dispute or controversy between the Parties as to whether any item or matter is or is not in the Ordinary Course of Business for purposes of this Agreement.  The Schedules have been arranged for purposes of convenience in separately titled sections corresponding to the sections of this Agreement; however, each section of the Schedules shall be deemed to incorporate by reference all information disclosed in any other section of the Schedules if it is reasonably apparent on its face that such disclosure is applicable to such other section of the Schedules, and the disclosures in the Schedules shall relate to any other section in this Agreement to which the relevance of such disclosure is reasonably apparent on its face (including representations and warranties that are not contained in the section of the Agreement that corresponds to the section of the Schedules).  Matters reflected in these Schedules are not necessarily limited to matters required by the Agreement to be reflected in these Schedules.  Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature.

Any inspection, preparation, or compilation of information or schedules, or audit of the properties, financial condition, or other matters relating to the Royalty Interests conducted by or on behalf of the Purchaser pursuant to this Agreement shall in no way limit, affect, or impair the ability of the Purchaser to rely upon the representations, warranties, covenants, and agreements of the Seller set forth herein.

Section 9.18 Purchaser Guarantee.  Purchaser Guarantor hereby guarantees to Seller the complete and timely performance by the Purchaser of all obligations to be performed by the Purchaser hereunder, all as and when required to be performed under this Agreement, in all respects and in accordance with the terms, conditions and limitations contained herein (the “Purchaser Obligations”).  In the event of a default in performance of any of the Purchaser Obligations, Purchaser Guarantor shall timely perform or cause to be performed such Purchaser Obligations in accordance with the terms of this Agreement including upon receipt of written notice of such default by the Purchaser to the extent such notice is required to be given to the Purchaser hereunder.  This is a guaranty of payment and performance, and not merely of collection.  Seller may collect such amounts, or any part thereof, or obtain such performance from Purchaser Guarantor without first exercising its rights against the Purchaser.  Purchaser Guarantor waives any right it may have to require that any action be brought against the Purchaser. Purchaser Guarantor waives (i) notice of acceptance of this guaranty and (ii) presentment, demand, notice of dishonor, protest and notice of protest.  Notwithstanding anything herein to the contrary, Purchaser Guarantor shall be entitled to the benefit of and may assert as a defense against any Claim under this Section 9.18 any limitation, defense, set off or counterclaim that the Purchaser could have other than defenses based upon or relating to (a) the Purchaser’s insolvency, bankruptcy or similar inability to pay or perform or (b) the due authorization, execution, delivery, enforceability or validity of this Agreement  by or against the Purchaser.  Notwithstanding anything herein to the contrary, the amount of Purchaser Guarantor’s obligations under this Agreement shall not exceed $6,800,000.  The Purchaser Guarantor’s obligations under this Agreement shall terminate upon the payment of the Additional Payment, if any.

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IN WITNESS WHEREOF, the Purchaser and the Seller have caused this Agreement to be executed and delivered as of the date first above written.

NGP CAPITAL RESOURCES COMPANY

By /s/ R. Kelly Plato
Name: R. Kelly Plato
Title: Senior Vice President

GLOBE BG, LLC

By /s/ Jeff Bradley
Name: Jeff Bradley
Title: President

GLOBE SPECIALTY METALS, INC.

By  /s/ Jeff Bradley
Name: Jeff Bradley
Title: CEO